UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2012

QUESTCOR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

California	001-14758	33-0476164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Kellogg Drive, Suite D, Anaheim, California		92807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 786-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Questcor Pharmaceuticals, Inc. (the “Company”) is providing the following update regarding certain results for the month- and quarter-ended March 31, 2012, based on the most recent data available to the Company at the time of this filing:

Paid Prescriptions for H.P. Acthar® Gel (repository corticotropin injection) (“Acthar”)

	Paid Prescriptions
	January 2012	February 2012	March 2012	Total
Multiple Sclerosis (MS)	338	316	340-350	994-1,004
Nephrotic Syndrome (NS)	72	73	90-95	235-240
Infantile Spasms (IS)	48	39	23-28	110-115

Paid Acthar prescriptions for MS were at or near a record level in March and were relatively consistent throughout the first quarter ended March 31, 2012. A total of between 994 and 1,004 paid prescriptions were shipped in the first quarter, a record for the Company. While MS-related prescriptions have been in a long-term uptrend, there have been many instances over the last four years where prescriptions in a single month have been either higher or lower than the previous month. During the second quarter of 2012, the Company will begin an expansion of its Neurology sales force from 77 to 106 sales representatives. The Company expects that the additional sales representatives will be fully hired and trained by the end of the third quarter.

As discussed below, the number of paid prescriptions for Acthar in each therapeutic area is volatile and the Company suggests that investors view data over several periods, as data for a single period may not be representative of a trend or otherwise predictive of future results.

Paid Acthar prescriptions for NS were at a record level in March, resulting in between 235 and 240 paid NS prescriptions for the quarter ended March 31, 2012. We are continuing to build-out our Nephrotic Syndrome sales force and have now filled about 75% of our new nephrology sales territories and all regional manager positions. Anticipated start dates and training for these new hires will take place throughout April and May so that the full expanded sales force of 58 Nephrology representatives and 8 managers will be in the field in early June.

Paid prescriptions for IS in March were at the low-end of the historical range, but for the quarter-ended March 31, 2012, were at the high end of the historical range. Historically, paid Acthar prescriptions for IS have experienced significant month-to-month variability.

Insurance coverage continued to remain favorable for Acthar during the first quarter of 2012.

Shipped Acthar Vials

Net sales of Acthar are derived from the Company’s sales of vials to CuraScript Specialty Distributor (“CuraScript SD”). The relationship between prescriptions and vials shipped can change from period to period due to several factors, including the size and timing of individual orders received from our distributor and changes in distribution channel inventory levels from period to period. During the quarter-ended March 31, 2012, Questcor shipped a total of 4,110 vials of Acthar to CuraScript SD. The Company filled an order for 180 vials from its distributor on the last day of the quarter ended March 31, 2012. Had this order fallen outside of the first quarter, our vials shipped for the first quarter would have been 3,930. Additionally, as a result of this order, the Company believes that, as of March 31, 2012, the amount of Acthar inventory in its distribution channel was above the normal historical range.

Vials shipped in the quarter ended March 31, 2012 include vials for which the Company established reserves for future Medicaid and other government program rebates and chargebacks. The relationship between vials shipped and net sales can change from period to period due to several factors, including changes in the Company’s reserve percentage for Medicaid and other government programs. For example, the Company’s total sales reserve percentage for the quarter ended December 31, 2011 was 12%, which was lower than prior quarters. The Company’s total sales reserve percentage is primarily driven by its Medicaid reserve percentage, which exhibits significant quarterly volatility. The Company has not completed its analysis of its government reserves for the quarter ended March 31, 2012. Vials shipped in the quarter ended March 31, 2012 do not include vials related to the Company’s patient assistance program.

Historical information regarding paid prescriptions and shipped vials is provided at the end of this Current Report on Form 8-K, in table format. Electronic versions of these tables can be obtained by emailing a request to Jimmy Donahue at jdonahue@evcgroup.com.

Share Repurchase Program and Balance Sheet Information

During the quarter ended March 31, 2012, the Company used $29.0 million to repurchase approximately 800,000 shares of its common stock in open market transactions, at an average price of $36.31 per share. These share repurchases brought the total expenditures for the repurchase of common and preferred shares to over $107 million since this program began in 2008. As of March 31, 2012, Questcor had approximately 63.0 million shares of common stock outstanding and had repurchased a total of 16.2 million shares of common and preferred shares, with 3.5 million shares remaining under its common stock repurchase program.

The Company is also providing the following unaudited balance sheet information as of April 4, 2012:

•	Cash, cash equivalents and short-term investments: $231.0 million.

•	Accounts receivable: $38.8 million

Important Information Regarding Volatility of Prescription Levels and Relationship to Net Sales

The number of paid prescriptions for Acthar in each therapeutic area is volatile and the Company cautions investors to not view data for a single month or a single quarter as representative of a trend or otherwise being predictive of future results. The Company believes that investors should consider the Company’s results over several quarters when analyzing the Company’s performance. Additionally, while over time a greater number of paid prescriptions should result in a greater number of vials shipped, it is difficult to compare the number of paid prescriptions to the number of vials shipped in any single period. The relationship between these numbers can change from period to period due to several factors, including changes in the number of vials per prescription for each indication, vials being shipped in the most recent period in connection with prescriptions written in previous periods, vials being shipped in future periods in connection with prescriptions written in the most recent period, the Company’s reserve percentage for Medicaid and other government programs, and changes in distribution channel inventory levels from period to period.

Important Information Regarding Prescriptions and Net Sales

Net sales of Acthar are derived from the Company’s sales of vials to CuraScript SD, which in turn sells Acthar primarily to specialty pharmacies. These specialty pharmacies place orders to CuraScript SD based on their respective levels of sales and inventory practices. End-user demand for Acthar results from physicians writing prescriptions to patients for the treatment of MS, NS, IS and other medical conditions. Physicians do not purchase Acthar for resale to patients. Instead, patients purchase Acthar directly from specialty pharmacies after receiving a prescription and, typically, arranging for third party reimbursement (government or commercial insurance) – often after satisfying a prior authorization requirement imposed by their insurance carrier.

Recommended treatment regimens among physicians prescribing Acthar vary within each therapeutic area. Due to various factors, including inventory levels at both the specialty pharmacies and at CuraScript SD, the duration of treatment regimens, and the timing of the placement of refill prescription orders, there is typically a delay between changes in prescription levels and changes in the levels of orders the Company receives from CuraScript SD. Additionally, treatment regimens and patient compliance with physician-recommended treatment regimens may vary over time.

Important Information Regarding Prescription Counts

The Company’s ability to accurately determine the number of prescriptions is subject to the following important notes:

(1) Because Acthar prescriptions are filled at specialty pharmacies, the Company does not receive complete information regarding either the number of prescriptions or the number of vials by therapeutic area for all of the patients being treated with Acthar. However, the Company is able to monitor trends in payer mix and areas of therapeutic use for new (non-refill) Acthar prescriptions based on data the Company receives from its reimbursement support center. The Company estimates that over 90% of new Acthar prescriptions are processed by this support center, but believes that very few refill prescriptions are processed there.

(2) In this Form 8-K, the terms “Multiple Sclerosis,” “Nephrotic Syndrome” and “Infantile Spasms,” and their abbreviations, refer to the on-label indications for Acthar associated with such conditions. Investors should refer to the FDA-approved Acthar label, which can be found at http://www.acthar.com/files/Acthar-PI.pdf. Prescription figures include related conditions for each therapeutic area. Related conditions are diagnoses that are either alternative descriptions of the medical condition or are closely related to the medical condition referenced above. For example, a prescription for “Demyelinating disease of the central nervous system” would be included as an MS-related condition for purpose of the updated prescription information provided above. About 5% of the prescriptions referenced are for related conditions.

(3) A new prescription may or may not represent a new patient or a new therapy for the patient receiving the prescription. The Company uses business rules to determine whether a prescription should be classified as new for counting purposes. From time to time, the Company may modify these rules.

Quarterly Paid Prescriptions by Therapeutic Area

	Paid Prescriptions	Quarterly Year over Year Growth	Paid Prescriptions
	Multiple Sclerosis (MS)	MS Paid Rx	Nephrotic Syndrome (NS)	Infantile Spasms (IS)
Q1-10	231	196%	11	89
Q2-10	304	145%	4	95
Q3-10	323	129%	8	92
Q4-10	354	66%	7	91
Q1-11	508	120%	18	89
Q2-11	751	147%	45	106
Q3-11	886	174%	60	112
Q4-11	945	167%	146	120
Q1-12*	994-1,004	96%-98%	235-240	110-115

*	Preliminary; subject to adjustment.

Monthly Paid Prescriptions by Therapeutic Area

	Paid Prescriptions
	Multiple Sclerosis (MS)	Nephrotic Syndrome (NS)	Infantile Spasms (IS)
Jan-10	67	6	26
Feb-10	72	4	30
Mar-10	92	1	33
Apr-10	107	0	34
May-10	90	2	28
Jun-10	107	2	33
Jul-10	101	3	27
Aug-10	119	2	31
Sep-10	103	3	34
Oct-10	107	0	23
Nov-10	119	4	25
Dec-10	128	3	43
Jan-11	114	4	31
Feb-11	157	6	28
Mar-11	237	8	30
Apr-11	245	9	34
May-11	239	15	32
Jun-11	267	21	40
Jul-11	241	12	31
Aug-11	303	19	37
Sep-11	342	29	44
Oct-11	297	39	33
Nov-11	326	46	56
Dec-11	322	61	31
Jan-12	338	72	48
Feb-12	316	73	39
Mar-12*	340-350	90-95	23-28

*	Preliminary; subject to adjustment.

Quarterly Shipped Vials

		Quarterly Year over Year Growth
	Shipped Vials	Shipped Vials
Q1-10	1,446	1%
Q2-10	1,680	7%
Q3-10	1,890	40%
Q4-10	1,680	3%
Q1-11	2,010	39%
Q2-11	2,430	45%
Q3-11	2,910	54%
Q4-11	3,360	100%
Q1-12	4,110	104%

Monthly Shipped Vials

Shipped Vials
Jan-10	424
Feb-10	392
Mar-10	630
Apr-10	510
May-10	660
Jun-10	510
Jul-10	690
Aug-10	600
Sep-10	600
Oct-10	600
Nov-10	450
Dec-10	630
Jan-11	480
Feb-11	870
Mar-11	660
Apr-11	810
May-11	660
Jun-11	960
Jul-11	960
Aug-11	840
Sep-11	1,110
Oct-11	900
Nov-11	1,170
Dec-11	1,290
Jan-12	1,440
Feb-12	1,140
Mar-12	1,530

Item 7.01. Regulation FD Disclosure.

The information contained in Item 2.02 of this Current Report on Form 8-K is incorporated herein by reference. In accordance with General Instruction B.2. of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2012		QUESTCOR PHARMACEUTICALS, INC.

	By:	/s/ Michael Mulroy
Michael Mulroy, Chief Financial Officer & General Counsel